Exhibit 10.11

Ashok Vemuri Chief Executive Officer

Personal and Confidential	Xerox Services (Conduent) 45 Glover Avenue Norwalk, CT 06856

September 29, 2016

Mr. Frederick Koury

Dear Fred:

I am pleased to offer you the position of Chief Human Resources Officer of Xerox Services / Conduent, reporting to me. Your start date is planned for October 11, 2016 and your work location will be in Basking Ridge, NJ until we move to our permanent headquarters in Florham Park, NJ. Your starting base salary for this position will be paid bi-weekly, one week in arrears, at the annualized rate of $500,000.

For the remainder of 2016, you will be eligible to participate in the Annual Performance Incentive Plan (APIP) at an annual target level of 75% of earned salary with a payout range of 0 to 200% of target. This plan is paid based on achievement of predetermined performance goals, and will be prorated based on your employment with Xerox Services through the balance of the year. Beyond 2016, you will be eligible to participate in the executive annual cash incentive program for Conduent at an annual target level of 75% of earned salary, with specifics to be determined.

For 2017, you will be eligible to participate in the executive stock award program for Conduent, with specifics to be determined. Your annual award will have a target value of $825,000. The date of grant will be the same date as other executives. Additional details will be provided to you as they become available.

You will receive a special one-time restricted stock unit award with a value of $600,000 to be granted as soon as practicable in the first quarter of 2017 following the separation. The actual number of shares awarded will be based on the closing price of Conduent common stock on the grant date (value divided by stock price); shares will have a vesting schedule three years from the date of grant. Additional details will be provided to you as they become available. A formal award package, including the terms of the Plan, will be communicated to you shortly after the grant date.

In addition, you will receive a cash sign-on award of $500,000, payable in two installments as follows: $250,000 payable within thirty days of your actual start date with Xerox Services and $250,000 no later than thirty days after your one-year anniversary with Xerox Services / Conduent. You must be actively employed with Xerox Services / Conduent on the dates these payments are made to be eligible to receive payment. If you voluntarily terminate your employment with Xerox Services / Conduent or if Xerox Services / Conduent terminates your employment “for cause” at any time in the twelve (12) calendar months following your receipt of the initial sign-on award, you agree and understand that you will be required to repay the entire net amount of the sign-on award to Xerox Services / Conduent at the time of your separation.

Personal and Confidential

September 29, 2016

Koury Offer – Page 2 of 3

The definition of “for cause” as set forth in this paragraph shall only apply and be used for the limited purposes of determining your repayment obligations, if any, with respect to the cash sign-on awards provided for herein and your entitlement to enhanced severance benefits (discussed below). The term “for cause” as used in this letter shall mean any one or more of the following reasons for termination: (i) your willful refusal to follow directives from your manager provided such directives are consistent with your job level and duties, applicable laws, and you are provided with at least 48 hours advance notice that your continued refusal will result in a for cause termination; (ii) your performance of any act of fraud, dishonesty, misappropriation or embezzlement, or other similar willful misconduct while conducting business on behalf of Xerox Services / Conduent or executing upon your job duties and responsibilities; (iii) your conviction of any felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime or a lesser crime which results from plea bargaining); (iv) your performance becomes impaired due to alcohol or substance abuse and you refuse to seek treatment; (v) your performance of any act which injures or reasonably could be expected to injure the reputation, brand, business or business relationships of Xerox Services / Conduent; and (vi) your violation of any material Xerox Services / Conduent policy, including, but not limited to, policies prohibiting sexual harassment, retaliation, discrimination, and violence.

We are pleased to offer you a comprehensive benefits package, including medical, dental, vision care, disability income protection, accident insurance, and life insurance. You are eligible for Xerox Services coverage on the first of the month following thirty (30) days of employment unless the 30th day is the first of the month, in which case you are eligible on that day. You will be eligible to enroll in Xerox Services / Conduent health insurance during the first thirty (30) days of employment, to be effective on December 1, 2016, assuming an October 11th start date.

A relocation package will be provided to facilitate your move to the NJ area. You will receive the Core Homeowner Relocation Program and additional flexible benefits, which will include temporary living support up to 180 days. Upon execution of your Offer and the Repayment Agreement, a Xerox Services / Conduent Relocation & Assignment Services Consultant will be notified to contact you to review the details of these benefits. Your relocation benefit can be exercised within 24 months of your hire date.

In addition, Xerox Services offers a 401(k) savings plan which includes a dollar-for-dollar company match of 3.0%. Xerox Services also offers a deferred supplemental savings plan for highly compensated employees (no matching). You will also be eligible for paid vacation totaling four weeks per year.

You are also eligible for a special severance arrangement if your employment is terminated by Xerox Services / Conduent for any reason (other than “for cause”) as defined herein. Severance benefits under this special arrangement will be the equivalent of twelve months of your annual base salary and paid in accordance with our regularly scheduled payroll. This arrangement will be in effect until your first anniversary date with Xerox Services / Conduent, afterwhich the standard severance policy in effect at the time applies. The payment of any severance benefits under each agreement will be contingent upon your execution of both a general release of all claims and an agreement not to engage in detrimental activity as determined by the Company upon your termination.

As a Corporate Officer, you will be subject to Securities and Exchange Commission (SEC) reporting requirements and to the SEC’s rules, if applicable, related to the valuation and disclosure of executive compensation perquisites. You will receive communications on these topics directly from our General Counsel, Michael Peffer.

Personal and Confidential

September 29, 2016

Koury Offer – Page 3 of 3

It is our sincere hope and belief that our relationship will be a beneficial one, however, Xerox Services / Conduent does not offer employment on a fixed term basis. Unless otherwise prohibited by law, this letter should not be considered in any manner as a proposed contract for employment for any fixed term, as your employment will be “at will.” That is, either you or Xerox Services / Conduent can terminate this relationship at any time, with or without cause or notice. In addition, Xerox Services / Conduent may change any term or condition of your employment at will; with or without cause or notice.

This Xerox Services / Conduent offer of employment is contingent on the receipt of a waiver of non-competition agreements with current or prior employers, if any. This offer is also contingent upon the successful completion of a pre-employment background check (criminal, credit etc.) which will require your execution of a background screening consent. Additionally, your employment is contingent on each of the following: (i) your execution of Xerox Services Employee Confidentiality, Non-Solicitation and Intellectual Property Non-Compete Agreement, (ii) your successfully passing a pre-employment drug-screening test, and (iii) the completion of satisfactory reference checks. Lastly, you will be required to present documents necessary to complete an I-9 Form. Human Resources will contact you to make an appointment with an I-9 verifier prior to your scheduled start date.

This offer will remain in effect until September 30, 2016. Please notify me of your acceptance and ensure that all requirements are met before we agree on a mutually acceptable start date. All originals, should be returned to Darrell Ford. If you have any questions, please feel free to contact Darrell (XXX-XXX-XXXX) or me (XXX-XXX-XXXX).

I am delighted you are joining the Xerox Services / Conduent leadership team. This is one of most exciting periods in our company’s history; I look forward to your contributions and success.

Sincerely,

Ashok Vemuri

Chief Executive Officer

Xerox Services / Conduent

I ☒ Accept    ☐ Decline this offer:

/s/ Frederick Koury	9/29/16
Signature	Date
Enclosures
Copy:
D.Ford
M.Peffer